Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss
May 11, 2017		Chairman & CEO
(414) 964-5000
mjkoss@koss.com

Koss Corp Releases Third Quarter Results

Milwaukee, Wisconsin: Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high-fidelity headphone company, has reported its third quarter results for the quarter ended March 31, 2017.

Sales for the third quarter were $4,773,915, which is a 20.5% decrease from sales of $6,002,059 for the same three month period one year ago. The three month net loss was $1,117,582, compared to net income of $869,686 for the third quarter last year. Diluted and basic loss per common share for the quarter was $0.15 compared to income per common share of $0.12 for the three month period one year ago.

"Sales were weak in the quarter with continued decrease in orders from distributors in Asia and Scandinavia as well as lower demand for the OEM products in Asia. The lower order volume is driven by distributors working off inventory levels as well as the continued strength of the dollar," Michael J. Koss, Chairman and CEO, told employees here today. "Earnings were negatively impacted by the low export sales and a charge to earnings to write down the inventory value on a group of products."

In the three months ended March 31, 2017, a valuation allowance was established against deferred tax assets resulting in a charge of $444,000 to income tax expense. The net income for the three months ended March 31, 2016 included the benefit of settling a lawsuit.

Sales for the nine months ended March 31, 2017, decreased by 5.1% to $17,810,418 compared with $18,762,662 for the same nine month period a year ago. Nine month net loss was $893,259 compared to net income of $1,155,513 for the same nine months last year. Diluted and basic loss per common share was $0.12 for the nine months ended March 31, 2017, compared with income of $0.16 for the same nine month period a year ago.

In the first nine months, sales to the OEM customer in Asia combined with improved sales to domestic distributors partially offset the decline in sales to distributors in Scandinavia, Asia and Africa. In the domestic market, Koss also had increased sales through on-line retail.

"While traditional brick and mortar retail continues to be a key component of our distribution, we are fully aware of the sweeping changes happening in traditional retail that will continue to have a negative impact on headphone offerings as more retail outlets close stores," Koss continued. "Our direct to consumer initiatives are designed to make our products easier to access than ever before by using the on-line channels that consumers around the world are choosing now more than ever."

Exhibit 99.1

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Koss Corporation markets a complete line of high-fidelity headphones, wireless Bluetooth® speakers, computer headsets, telecommunications headsets, active noise canceling headphones, wireless headphones, and compact disc recordings of American Symphony Orchestras on the Koss Classics® label.
This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "may," "will," "should," "forecasts," "predicts," "potential," "continue," or the negative of such terms and other comparable terminology. These statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company's and its customers' products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances or new information. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.

Exhibit 99.1

KOSS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31		March 31
	2017	2016	2017	2016
Net sales	$4,773,915	$6,002,059	$17,810,418	$18,762,662
Cost of goods sold	3,823,613	3,889,719	12,711,146	12,341,164
Gross profit	950,302	2,112,340	5,099,272	6,421,498

Selling, general and administrative expenses	1,965,698	2,105,740	5,728,860	5,860,601
Unauthorized transaction related costs (recoveries), net	39,663	(1,360,951)	73,759	(1,286,001)
Interest expense	—	—	964	6,075
(Loss) income before income tax provision	(1,055,059)	1,367,551	(704,311)	1,840,823

Income tax provision	62,523	497,865	188,948	685,310

Net (loss) income	$(1,117,582)	$869,686	$(893,259)	$1,155,513

(Loss) income per common share:
Basic	$(0.15)	$0.12	$(0.12)	$0.16
Diluted	$(0.15)	$0.12	$(0.12)	$0.16